     Exhibit 99.1

Apollo Global Management, LLC Reports Fourth Quarter and Full Year 2017 Results

New York, February 1, 2018-- Apollo Global Management, LLC (NYSE:APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the fourth quarter and full year ended December 31, 2017.

“Our strong results for the fourth quarter capped an exceptional 2017 for Apollo,” said Leon Black, Chairman and Chief Executive Officer. “Driven by outstanding investment performance of the funds we manage, during the year we grew our total assets under management by 30% to nearly $250 billion. Compared with 2016, fee-related earnings increased by almost 20%, while our declared cash distribution rose by 45% and our economic net income advanced by more than 50%. As we look to 2018 and beyond, we believe Apollo’s integrated global platform will continue to position us to deliver strong returns to our investors.”

Apollo issued a full detailed presentation of its fourth quarter and full year ended December 31, 2017 results, which can be viewed through the Investor Relations section of Apollo’s website at http://ir.agm.com.

Distributions
Apollo has declared a cash distribution of $0.66 per Class A share for the fourth quarter ended December 31, 2017. This distribution will be paid on February 28, 2018 to holders of record at the close of business on February 21, 2018. Apollo intends to distribute to its shareholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by its manager to be necessary or appropriate to provide for the conduct of its business.
Apollo has declared a cash distribution of $0.398438 per Series A Preferred share, which will be paid on March 15, 2018 to holders of record at the close of business on March 1, 2018.
The declaration and payment of distributions on Class A shares or Series A Preferred shares are at the sole discretion of Apollo’s manager. Apollo cannot assure its shareholders that they will receive any distributions in the future.
Conference Call
Apollo will host a conference call on Thursday, February 1, 2018 at 10:00 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the fourth quarter and full year ended December 31, 2017. The conference call may be accessed by dialing (888) 868-4188 (U.S. domestic) or +1 (615) 800-6914 (international), and providing conference call ID 7146309 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Investor Relations section of Apollo’s website at http://ir.agm.com.

Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (800) 585-8367 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 7146309. To access the audio webcast, please visit Events in the Investor Relations section of Apollo’s website at http://ir.agm.com.

2017 Schedule K-1 Distribution
The 2017 schedules K-1 will be available on or about March 15, 2018 and can be accessed via www.partnerdatalink.com/Apollo. Shareholders can visit this site now to register to be notified when the 2017 schedules K-1 are available to be downloaded. Please note that the income, gain, loss, deduction, or credit reported to you on schedule K-1 is independent of the annual cash generated and the annual cash distributions made by Apollo. As a partnership for U.S. federal income tax purposes, investors in Apollo are required to report their share of the income, gain, loss, deduction, or credit that is allocated to them from Apollo. The U.S. federal taxable income of Apollo is determined by using the applicable U.S. federal income tax rules, and these amounts may vary from year to year depending on the nature of the income of Apollo and the activity of its subsidiaries.

About Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $249 billion as of December 31, 2017 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, together with its consolidated subsidiaries. This press release may contain forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real assets funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Investor and Media Relations Contacts
For investor inquiries regarding Apollo, please contact:
Gary M. Stein
Head of Corporate Communications
Apollo Global Management, LLC
212-822-0467
gstein@apollolp.com

Noah Gunn
Investor Relations Manager
Apollo Global Management, LLC
212-822-0540
ngunn@apollolp.com

For media inquiries regarding Apollo, please contact:
Charles Zehren
Rubenstein Associates, Inc. for Apollo Global Management, LLC
212-843-8590
czehren@rubenstein.com

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